One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	William L. Collier
	(602) 366-8016	(504) 582-4203	(504) 582-1750

Freeport-McMoRan Copper & Gold Inc. Announces
Additional Debt Reduction and Refinancing of Term Loan

PHOENIX, AZ, July 10, 2007 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has reduced its senior secured term debt from $4.4 billion at March 31, 2007, to $2.45 billion at June 30, 2007, and has refinanced its term debt to achieve interest cost savings and improved terms.  FCX established a new $2.45 billion Term Loan A and used the proceeds to repay fully amounts borrowed under its Term Loan B.  Interest cost savings associated with this transaction approximate 0.75 percent per annum.

Richard C. Adkerson, Chief Executive Officer, said, “Since closing the Phelps Dodge transaction just over three months ago, we have reduced the balance of our term debt from $10 billion to $2.45 billion.  We expect to continue to generate significant cash flows from our operations, which would enable us to take steps to enhance shareholder value through investments in our attractive growth projects, further debt reductions and cash returns to shareholders.”

As previously reported, in March 2007 FCX raised $10 billion in senior secured term loans as part of $17.5 billion of debt financing for the Phelps Dodge acquisition.  Immediately after closing the Phelps Dodge transaction, FCX raised $5.76 billion of proceeds from equity financings, which were used, together with subsequent internally generated cash flow from operations, to repay debt.

Total debt at June 30, 2007, is expected to approximate $9.7 billion and consolidated cash is expected to approximate $2.0 billion, compared with $12.0 billion in total debt and $3.1 billion in consolidated cash, at March 31, 2007.

FCX expects to record a charge of approximately $31 million to net income in the third quarter of 2007 for the early extinguishment of the Term B loan.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.  The Grasberg mining complex, the world’s largest copper and gold mine in terms of reserves, is the company’s key asset.  FCX also operates significant mining operations in North and South America and is developing the potential world-class Tenke Fungurume project in the Democratic Republic of Congo.  Additional information about FCX is available on our website at www.fcx.com.

Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected debt and cash balances.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Prospectus Supplement dated March 22, 2007, relating to its common stock offering and subsequent first quarter 2007 Form 10-Q filed with the Securities and Exchange Commission.
# # #